EXHIBIT 99.1

Rainbow National Services LLC

CONSOLIDATED FINANCIAL STATEMENTS

Three and Nine Months Ended September 30, 2005 and 2004

Rainbow National Services LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current Assets:

Cash and cash equivalents	$127,867	$75,397
Accounts receivable, trade (less allowance for doubtful accounts of $4,293 and $4,720)	112,722	103,210
Accounts receivable-affiliates, net	2,503	1,602
Feature film inventory, net	102,086	92,272
Prepaid expenses and other current assets	10,910	8,582
Deferred tax asset	1,687	1,563
Total current assets	357,775	282,626

Other receivables	15,998	18,145
Property and equipment, net of accumulated depreciation of $38,750 and $46,582	9,732	13,121
Due from affiliate, net	—	155,567
Feature film inventory, net	364,464	344,809
Deferred carriage fees, net	162,664	93,014
Deferred financing and other costs, net of accumulated amortization of $3,627 and $2,209	23,869	26,287
Affiliation agreements, net of accumulated amortization of $263,333 and $229,527	333,823	367,629
Other intangibles assets, net of accumulated amortization of $31,734 and $23,752	67,717	75,699
Excess costs over fair value of net assets acquired	24,961	22,367
	$1,361,003	$1,399,264
LIABILITIES AND MEMBER’S DEFICIENCY

Current Liabilities:

Accounts payable	$13,788	$18,430
Accrued liabilities:
Interest	9,916	31,543
Employee related costs	4,465	7,054
Deferred carriage fees payable	66,528	16,482
Other accrued expenses	9,167	12,640
Accounts payable to affiliates, net	19,754	11,661
Feature film obligations	83,375	79,088
Deferred revenue	1,803	1,644
Current portion of capital lease obligations	1,430	1,500
Current portion of bank debt	6,000	4,500
Total current liabilities	216,226	184,542

Feature film obligations	343,480	321,819
Capital lease obligations	413	1,536
Senior notes	298,140	297,938
Senior subordinated notes	496,524	496,231
Bank debt	591,000	595,500
Preferred membership interests	—	350,000
Other liabilities	37,053	7,319
Deferred tax liability, net	104,738	115,203
Total liabilities	2,087,574	2,370,088
Commitments and contingencies

Member’s deficiency	(726,571)	(970,824)

	$1,361,003	$1,399,264

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues, net	$144,295	$130,289	$414,859	$386,150

Expenses:
Technical and operating (excluding depreciation and amortization shown below)	44,040	36,328	122,158	101,437
Selling, general and administrative	32,920	35,790	114,590	109,847
Depreciation and amortization	15,205	17,039	45,823	56,141
	92,165	89,157	282,571	267,425
Operating income	52,130	41,132	132,288	118,725

Other income (expense):
Interest expense	(30,683)	(12,970)	(89,751)	(13,262)
Interest income	1,170	20	2,489	72
Miscellaneous, net	(5)	(8)	(29)	(19)
	(29,518)	(12,958)	(87,291)	(13,209)
Income before income taxes	22,612	28,174	44,997	105,516
Income tax expense	(9,137)	(10,654)	(11,980)	(40,012)
Net income	$13,475	$17,520	$33,017	$65,504

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC

CONSOLIDATED STATEMENT OF MEMBER'S DEFICIENCY

Nine Months Ended September 30, 2005

(Dollars in thousands)

(unaudited)

Balance, December 31, 2004	$(970,824)

Recontribution and conversion of redeemable preferred membership interests	350,000
Deemed capital distribution due to conversion of intercompany receivable to equity	(155,567)
Cash distribution to Parent	(10,000)
Deemed capital contributions	26,803
Net income	33,017

Balance, September 30, 2005	$(726,571)

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2005 and 2004

(Dollars in thousands)

(unaudited)

	2005	2004
Cash flows from operating activities:
Net income	$33,017	$65,504
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	45,823	56,141
Cablevision stock compensation plan expense allocations	3,057	1,339
Amortization of feature film inventory	75,488	61,995
Write-off of feature film inventory	—	297
Amortization of deferred carriage fees	11,281	12,953
Amortization of deferred financing, discounts on indebtedness, and other deferred costs	2,913	551
Deferred income taxes	(10,589)	(6,760)
Changes in assets and liabilities:
Accounts receivable, trade, net	(9,512)	(8,707)
Accounts receivable-affiliates, net	(901)	10,920
Prepaid expenses and other assets	(181)	(2,542)
Feature film inventory	(104,957)	(163,888)
Deferred carriage fees	(81,099)	(10,410)
Accounts payable and accrued expenses	18,074	19,389
Accounts payable-affiliates, net	29,159	40,078
Feature film obligations	25,948	95,663
Other long-term liabilities	29,734	(1,107)
Net cash provided by operating activities	67,255	171,416

Cash flows from investing activities:
Advances to affiliates	—	(144,983)
Capital expenditures	(412)	(295)
Cash used in investing activities	(412)	(145,278)

Cash flows from financing activities:
Distribution to Parent	(10,000)	(1,366,150)
Additions to deferred financing costs	—	(27,618)
Proceeds from bank debt	—	600,000
Repayment of bank debt	(3,000)	—
Issuance of senior notes	—	297,837
Issuance of senior subordinated notes	—	496,085
Payments on capital lease obligations	(1,373)	(2,353)
Cash used in financing activities	(14,373)	(2,199)

Net increase in cash and cash equivalents	52,470	23,939

Cash and cash equivalents at beginning of period	75,397	100

Cash and cash equivalents at end of period	$127,867	$24,039

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

(unaudited)

NOTE 1.                BUSINESS

In July 2004, Cablevision Systems Corporation (“Cablevision”) formed Rainbow National Services LLC (the “Company”).  The Company is a holding company with no independent operations.  Its subsidiaries include entities that principally own nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE: Women’s Entertainment (“WE”) and The Independent Film Channel (“IFC”).  The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations.  The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

NOTE 2.                BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information as required by the Company’s indentures even though the Company is not a reporting company under the Securities Exchange Act of 1934.  Accordingly, these statements do not include all the information and notes required for complete financial statements.

The financial statements as of September 30, 2005 and for the three and nine months ended September 30, 2005 and 2004 presented herein are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.  All significant intercompany transactions and balances have been eliminated in consolidation.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2005.

The interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2004.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3.                RECLASSIFICATIONS

The Company reclassified $144,983 relating to intercompany advances from cash flows provided by operating activities to cash flows used in investing activities in the 2004 statement of cash flows. This reclassification is consistent with the same reclassification made in the audited consolidated statement of cash flows for the year ended December 31, 2004.

NOTE 4.                CASH FLOWS

For purposes of the consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

During the nine months ended September 30, 2005 and 2004, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Nine Months Ended September 30,
	2005	2004
Non-Cash Investing and Financing Activities:
Deemed distributions to affiliates, net	$(155,567)	$(1,297)
Pushdown of intangible asset basis	2,594	—
Deemed contributions, net from affiliate related to current and deferred income taxes	21,152	45,107
Recontribution and conversion of redeemable preferred membership interests	350,000	350,000
Capital lease obligations	180	—
Stock compensation plan expense allocation from affiliates	3,057	1,339

Supplemental Data:
Cash interest paid	108,466	1,102
Income taxes paid	1,433	1,354

During the three month period ended March 31, 2005, $155,567 of amounts due from Rainbow Media Holdings LLC were converted to equity and recorded as a deemed capital distribution.  Additionally, during the three months ended September 30, 2005, $2,594 in excess costs over net assets acquired was pushed down from Rainbow Media Holdings LLC, the Company’s indirect parent, to the Company and recorded as a deemed capital contribution.  See Note 7 for further discussion.

During the three months ended March 31, 2004, the Company recorded a non-cash equity distribution of $1,392 to Rainbow Media Holdings LLC to reflect the resolution of certain film rights agreements associated with Rainbow Media Holdings LLC’s sale of an affiliate in 2002.

NOTE 5.                RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R.  Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date in which the excess tax deductions result in a reduction of income taxes payable.  The effective date of Statement No. 123R is the first reporting period beginning after June 15, 2005, which is third quarter 2005 for calendar year companies, although early adoption is allowed.  However, in April 2005, the Securities and Exchange Commission (“SEC”) announced that the required effective date of Statement No. 123R will be suspended until January 1, 2006, for calendar year companies. Cablevision plans to adopt this statement using the modified prospective method, but has not yet determined the effect that the adoption will have on its financial position or results of operations which will in turn affect the amounts that Cablevision allocates to the Company.

In March 2005, the SEC staff issued guidance on Statement No. 123R, Share-Based Payments.  Staff Accounting Bulletin No. 107 (“SAB No. 107”) was issued to assist preparers by simplifying some of the implementation challenges of Statement No. 123R while enhancing the information that investors receive.  SAB No. 107 creates a framework that is premised on (a) considerable judgment will be required by preparers to successfully implement Statement No. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB No. 107 include (a) valuation models (SAB No. 107 reinforces the flexibility allowed by Statement No. 123R to choose an option-pricing model that meets the standard’s fair value measurement objective), (b) expected volatility (the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility) and (c) expected term (the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances).  Cablevision will apply the principles of SAB No. 107 in conjunction with its adoption of Statement No. 123R.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.  Statement No. 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Statement No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of the provisions of Statement No. 153 for all nonmonetary exchanges initiated after July 1, 2005 had no impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations - An Interpretation of FASB Statement No. 143.  The FASB issued FIN 47 to address diverse accounting practices that developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  FIN 47 concludes that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated.  FIN 47 is effective for the Company no later than December 31, 2005.  The Company has not yet determined the effect that the adoption will have on its financial position or results of operations.

In June 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.  The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  Statement No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle.  Opinion No. 20 previously required that such a change be reported as a change in accounting principle.  Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

NOTE 6.                INCOME TAXES

The Company is a single-member limited liability company, wholly-owned by Rainbow Media Enterprises, Inc. (“RME”), a taxable corporation.  RME is a wholly-owned indirect subsidiary of Cablevision.  As such, the Company is treated as a division of RME for federal income tax purposes.  Accordingly, based upon the provisions of FASB No. 109, Accounting for Income Taxes, the income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the periods presented herein.

The income tax expense for the nine months ended September 30, 2005 of $11,980 differs from the income tax expense derived from applying the statutory federal rate to pretax income due to the impact of non-deductible expenses, state taxes and a $6,014 deferred tax benefit resulting from a New York State tax law enacted in the second quarter of 2005.

The income tax expense for the nine months ended September 30, 2004 of $40,012 differs from the income tax expense derived from applying the statutory federal rate to pretax income due to the impact of non-deductible expenses and state income taxes.

Since there is no tax sharing agreement in place between the Company and Cablevision, current tax liabilities that the Company did not pay directly have been reflected as deemed contributions to the Company’s equity.  Such contributions amounted to $22,167 and $45,107 for the nine months ended September 30, 2005 and 2004, respectively.

NOTE 7.                INTANGIBLE ASSETS

The following table summarizes information relating to the Company’s acquired intangible assets at September 30, 2005 and December 31, 2004:

	September 30, 2005	December 31, 2004
Gross carrying amount of amortizable intangible assets
Affiliation agreements	$597,156	$597,156
Advertiser relationships	90,738	90,738
Other intangibles	8,713	8,713
	696,607	696,607

Accumulated amortization
Affiliation agreements	263,333	229,527
Advertiser relationships	24,208	16,821
Other intangibles	7,526	6,931
	295,067	253,279

Indefinite-lived intangible assets
Excess costs over the fair value of net assets acquired	24,961	22,367

Total intangible assets, net	$426,501	$465,695

Aggregate amortization expense
Nine months ended September 30, 2005 and year ended December 31, 2004	$41,788	$64,216

Estimated amortization expense
Year ending December 31, 2005	$55,716
Year ending December 31, 2006	55,716
Year ending December 31, 2007	54,396
Year ending December 31, 2008	53,796
Year ending December 31, 2009	52,487

In the third quarter of 2005, approximately $2,594 of excess purchase price over the fair value of net assets acquired had been pushed down to the Company from Rainbow Media Holdings LLC, the Company’s indirect parent. This pushdown of basis was recorded as a deemed capital contribution.

NOTE 8.                SEGMENT INFORMATION

The Company classifies its business interests into two reportable segments: AMC Networks (which comprises AMC and WE) and IFC.  These reportable segments are strategic business units that are managed separately.  The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization and stock plan income or expense), a non-GAAP measure.  Information as to the operations of the Company’s business segments is set forth below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues, net
AMC Networks	$122,027	$110,023	$352,984	$327,830
IFC	22,268	20,266	61,875	58,320
Total	$144,295	$130,289	$414,859	$386,150

Adjusted operating cash flow
AMC Networks	$60,594	$53,311	$164,005	$159,796
IFC	7,755	5,679	17,174	16,494
RNS Parent	(3)	(85)	(11)	(85)
Total	$68,346	$58,905	$181,168	$176,205

	September 30, 2005	December 31, 2004
Total Assets
AMC Networks	$1,254,899	$1,205,738
IFC	210,996	174,545
RNS Parent	185,418	110,847
Deferred tax asset	1,687	1,563
Intersegment eliminations	(291,997)	(93,429)
	$1,361,003	$1,399,264

Beginning in the first quarter of 2005, the Company changed the presentation of intercompany balances in its segment total assets disclosures.  The balance between the segment and any Cablevision subsidiary outside of the Company is evaluated individually to determine if there is a net receivable or net payable.  Net receivables are included in the segments’ total assets and net payables are excluded from the segments’ total assets.  This change had no effect on consolidated total assets at December 31, 2004 since such amounts previously were included in Intersegment eliminations.

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues, net
Total revenue for reportable segments	$144,295	$130,289	$414,859	$386,150
Total consolidated revenue	$144,295	$130,289	$414,859	$386,150

Adjusted operating cash flow to income before income taxes
Total adjusted operating cash flow for reportable segments	$68,349	$58,990	$181,179	$176,290
All other adjusted operating cash flow	(3)	(85)	(11)	(85)
Adjusted operating cash flow	68,346	58,905	181,168	176,205
Items excluded from adjusted operating cash flow:
Depreciation and amortization	(15,205)	(17,039)	(45,823)	(56,141)
Stock compensation plan expense	(1,011)	(734)	(3,057)	(1,339)
Interest expense	(30,683)	(12,970)	(89,751)	(13,262)
Interest income	1,170	20	2,489	72
Miscellaneous, net	(5)	(8)	(29)	(19)
Income before income taxes	$22,612	$28,174	$44,997	$105,516

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States.

Concentrations and Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables.  Cash is invested in bank time deposits offered by financial institutions that have received the highest rating awarded by S&P and Moody’s Investors Service.  The Company had two and three customers that, in the aggregate, accounted for approximately 25% and 38% of the Company’s consolidated net trade receivable balances at September 30, 2005 and December 31, 2004, respectively, which exposes the Company to a concentration of credit risk.  The Company had three customers that, in the aggregate, accounted for approximately 40% and 42% of the Company’s consolidated net revenue for the nine months ended September 30, 2005 and 2004, respectively.

NOTE 9.                PREFERRED MEMBERSHIP INTERESTS

In August 2004, American Movie Classics Company LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in American Movie Classics Company LLC.  The impact of the contribution was to reduce debt by $350,000 and decrease member’s deficiency by the same amount in 2005.

NOTE 10.              LEGAL MATTERS

The Company is party to various lawsuits, some involving substantial amounts.  Although the outcome of these matters cannot be predicted with certainty and the impact of the final resolution of these matters on the Company’s results of operations in a particular reporting period is not known,  management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial position or liquidity of the Company.

Time Warner Litigation

On November 14, 2003, American Movie Classics Company LLC (“AMC”) filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC had changed its programming. AMC sought a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC to deliver a classic films channel and damages for an alleged breach of contract.  Both parties filed motions for summary judgment.  On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC’s complaint.  On September 29, 2005, the parties signed a settlement agreement and a stipulation discontinuing the action was filed with the court on October 5, 2005.  As part of the settlement of the Time Warner litigation with AMC, Cablevision simultaneously entered into 11 separate agreements with Time Warner.  These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision.  The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC with rate and positioning terms that are favorable to AMC.  Because of the long-term benefits to Cablevision from the extension and enhancement of the AMC agreement, substantially all of the required payments ($74,000 is payable to Time Warner over the 2005-2007 period) attributable to AMC have been capitalized as deferred carriage fees and will be amortized as a reduction to revenue over the remaining 13 year life of the extended AMC agreement.

Broadcast Music, Inc. and the American Society of Composers Matter

Broadcast Music, Inc. (“BMI”) and the American Society of Composers, Authors and Publishers (“ASCAP”), organizations which license the performance of musical compositions of respective members, have alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in their respective catalogs. BMI and ASCAP each agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters were submitted to a Federal Rate Court. In August 2005 certain of the Company’s subsidiaries entered into blanket license agreements with ASCAP and the Federal Rate Court proceeding was discontinued with respect to ASCAP. The interim fees paid to BMI remain subject to retroactive adjustment until such time as either a final decision is made by the Court or an agreement is reached by the parties.

Accounting Related Investigations

The improper expense recognition matter previously reported by Cablevision has been the subject of investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York.  The Securities and Exchange Commission is continuing to investigate the improper expense recognition matter and Cablevision’s timing of recognition of launch support, marketing and other payments under affiliation agreements.

NOTE 11.              DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s debt instruments are summarized as follows:

	September 30, 2005
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$597,000	$597,000
Senior notes	298,140	316,028
Senior subordinated notes	496,524	551,142
	$1,391,664	$1,464,170

	December 31, 2004
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$600,000	$600,000
Senior notes	297,938	318,794
Senior subordinated notes	496,231	553,298
Preferred membership interests	350,000	350,000
	$1,744,169	$1,822,092

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 12.              COMMITMENTS AND CONTINGENCIES

Commitments (excluding operating leases) not reflected on the Company’s consolidated balance sheet as of September 30, 2005 increased by $46.6 million to $271.3 million as compared to $224.7 million outstanding at December 31, 2004. This increase resulted primarily from the addition of future production and licensing obligations of $48.6 million and the addition of marketing obligations of $4.7 million, partially offset by the payment of transmission obligations of $6.9 million.

NOTE 13.              OTHER MATTERS

On June 19, 2005, Cablevision received a proposal from the Dolan Family Group to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings LLC, the indirect parent of the Company (which includes Cablevision’s programming operations and Madison Square Garden).  Cablevision’s Board of Directors appointed a special transaction committee of independent directors to review the proposal. The special transaction committee retained Lehman Brothers Inc. and Morgan Stanley as its financial advisors and Willkie Farr & Gallagher LLP as its legal counsel.

On October 24, 2005, Cablevision received a letter from the Dolan Family Group withdrawing the June 19, 2005 proposal to acquire the outstanding, publicly-held interests in Cablevision following a pro rata distribution of Rainbow Media Holdings LLC.  In this letter, the Dolan Family Group also recommended that Cablevision’s Board of Directors consider the declaration of a $3 billion one-time, special dividend payable pro rata to all Cablevision stockholders.  The Board of Directors is considering the proposal.

On October 31, 2005, Cablevision’s Board of Directors authorized Cablevision management to take all steps that would be necessary to implement a $3 billion special dividend payable pro rata to all Cablevision stockholders subject to (i) satisfying applicable legal standards, (ii) obtaining the necessary financing on terms and conditions acceptable to Cablevision’s Board, (iii) establishment by Cablevision’s Board of the record date, payment date and final dividend declaration of the special dividend in accordance with applicable New York Stock Exchange requirements and (iv) final approval by Cablevision’s Board after completion of ongoing analysis of the proposed dividend.